EXHIBIT 99.2

NOTICE

To the Directors and Executive Officers of Regions Financial Corporation

in connection with the

Merger of the Regions Financial Corporation 401(k) Plan (the “Regions Plan”)

and the AmSouth Bancorporation Thrift Plan (the “AmSouth Plan”)

(Collectively, the “Plans”)

Effective April 1, 2008, the Plans will be merged. In connection with the merger, you may have already received a notice of a blackout period that is expected to begin at 3:00 pm Central Time on March 27, 2008, and end at 8:00 am Central Time on April 7, 2008 (the “blackout period”). During the blackout period participants in the Plans will not be able to make loans or withdrawals, change investment selections or transfer funds among the investment options.

In addition to the restrictions listed above that apply to all participants in the Plans, there are additional trading restrictions imposed by law that apply to executive officers and directors. The Company is required to provide this notice to you in order to comply with Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”). The purpose of this notice is to inform you that pursuant to Section 306(a) of the Act and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction), as a director or executive officer of the Company, you are prohibited from purchasing, selling or otherwise acquiring or transferring any Regions Financial Corporation common stock (“Regions stock”) during the blackout period if the Regions stock was acquired in connection with your service or employment as a director or executive officer of the Company (the “Trading Prohibition”). During the blackout period you may not acquire or dispose of Regions stock.

The Trading Prohibition will begin at the same time as the blackout period for the Plans, and will apply until the end of the blackout period. If you have questions specific to the blackout dates, you should contact The Princeton Retirement Group, Inc. at 866-630-5295 or P.O. Box 105158, Atlanta, GA 30348-5158.

If you have any questions regarding this notice or if you have questions regarding the merger of the Plans you should contact John Buchanan at 205-326-xxxx.